Exhibit 99.2

OPENTV CORP. Q2 2004 Investor Conference Call
Transcript of Prepared Remarks
August 9, 2004
2:00 p.m. PST

Operator: Good day everyone and welcome to the OpenTV second quarter earnings conference call. Today’s call is being recorded.

At this time, I would like to turn the conference over to Mr. Jim Chiddix, Chief Executive Officer, please go ahead, sir.

Jim Chiddix: Thank you very much. Good afternoon and welcome to the OpenTV 2004 second quarter earnings call. With me today is Rich Hornstein, our Chief Financial Officer and Senior Vice President, and Scott Wornow, our General Counsel.

Before we start, I’ll ask to Scott to give some preparatory remarks. Scott?

Scott Wornow: Thank you, Jim. Before we begin, I would like to remind you that during the conference call today members of OpenTV’s management will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, our ability to expand our markets and our product offerings, or to maintain positive momentum are forward-looking statements. For a detailed discussion of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, which we filed earlier today, our annual report on Form 10-K for the year ended December 31, 2003, and the other documents that we have filed and may in the future file with the Securities and Exchange Commission.

These documents can be viewed on our website or at the SEC’s website. We undertake no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise. In addition, during this call we will also refer to certain non-GAAP financial measures that we believe are helpful to investors in understanding our business and performance. We have included a reconciliation of these measures to GAAP measures in our earnings release, which was issued today. That information is available on the investor relations page of our website. We’ll also make available a webcast replay of this call on our website, together with the transcript of this call.

And with that, I’d like to turn the call back to Jim.

Exhibit 99.2

Jim Chiddix: Thank you, Scott. We’ll start today with a review of our second quarter 2004 financial results. Following Rich’s summary, I’ll provide a review of second quarter accomplishments. And then, we’ll open up the call to questions.

With that, I’ll turn the call over to Rich.

Rich Hornstein: Thanks, Jim. We finished the second quarter with a better overall financial performance than the same quarter of 2003, achieving revenue growth and expense reduction. Our revenues in the second quarter increased 21 percent to $19.1 million, compared to $15.7 million in the second quarter of 2003. The primary reason for the increase in revenues was an 81 percent increase in royalties from $5.8 million in the second quarter of 2003, to $10.5 million in the second quarter of 2004. I will discuss certain timing issues related to this increase a little later.

It should also be noted that we recorded in this quarter a credit of $1.1 million as a reduction against royalty revenue, due to a set top box manufacturer inadvertently over reporting royalties over a period beginning in the fourth quarter of 2002. This over reporting was reported in the first quarter of 2004 and was disclosed in the first quarter 10-Q. We have just completed our own audit of these claims. And have reduced our royalty revenue in this quarter, by the amount of the reported credit.

In addition, this royalty revenue increased was partially offset by a 77 percent decrease in license fees from $1.3 million in the second quarter of 2003, to $300,000 in the second quarter of 2004.

During the second quarter, we signed a network license agreement Sky Italia, the largest satellite television provider in Italy. Signing that agreement resulted in royalty revenue of $5 million being recognized during this quarter for set top box shipments, which occurred during the fourth quarter of 2003 and the first quarter of 2004. To meet its deployment commitments, Sky Italia has shipped boxes in 2003 and in early 2004, under a preliminary understanding that caused us to defer revenue recognition until our definitive agreement with Sky Italia was actually signed. In the future, we expect to receive royalty reports for Sky Italia that reflect shipments of set top boxes, one quarter in arrears.

Cost of revenues during the second quarter improved by 14 percent to $9 million, compared to $10.5 million in the second quarter of 2003. ACTV and BettingCorp, which we acquired in 2003, collectively accounted for an increase of $1.5 million. However, this increase was offset by a reapportionment of $1.1 million related to a reallocation of staff to research and development and savings over the prior period of $800,000 in partner payments due under expired or expiring network carriage agreements entered in to by our Wink subsidiary, and $500,000 in additional savings associated with our PlayJam channel.

We also saw a decrease of $1.7 million in cost of revenues related to patents and developed technology which we fully amortized in 2004, and a one-time credit of $1.2

Exhibit 99.2

million in the second quarter of 2003 that resulted from an amendment of an agreement that we had with BSkyB relating to bandwidth allocation.

During the second quarter of 2004, we renegotiated an existing contract that our subsidiary, ACTV, had with iNDEMAND relating to the production of NASCAR interactive programming. That amendment resulted in a $4.6 million reduction in the estimated contractual loss, which had previously been accrued by ACTV in 2003, prior to OpenTV’s acquisition.

Research and development expenses increased 60 percent to $6.9 million in the second quarter of 2004, compared to $4.3 million in the second quarter of 2003. ACTV and BettingCorp collectively accounted for $1.2 million of the increase with another $1.1 million related to the reallocation of staff from cost of revenues to research and development related activities.

General and administrative expenses increased 54 percent, to $6 million in the second quarter of 2004, compared to $3.9 million in the second quarter of 2003. During the quarter, we agreed to reimburse Charter Communications for legal expenses and OpenTV’s estimated settlement costs incurred in connection with the defense of litigation relating to a patent infringement claim, which accounted for most of the increase. But we have not finally ascertained whether it was our technology that was actually implicated. We undertook that obligation as part of our overall commitment to support customers. And we have reserved our right to seek appropriate reimbursements.

As an important additional note, the patent of that litigation has been declared invalid by the court. Our net loss for the quarter improved by 79 percent to $2 million, compared to a net loss for the same quarter in the prior year of $9.2 million. Our middleware and related service businesses continue to show good growth with those businesses operating on a profitable basis. As we continue to review our business model and strategy, we have undertaken evaluations of all of our products, from middleware and professional services, to applications that run PlayJam and PlayMonteCarlo and to interactive advertising. We expect to assess these various businesses and continue to invest as appropriate.

We believe that we need to allocate resources appropriately to these products and may shift emphasis as we continue to assess the markets, and seek those sectors in which we can offer the most compelling value propositions to our customers. For those reasons, we may see losses of certain applications products as we evolve our business, and profitability on others.

For example, while we don’t typically breakout profit and loss numbers on applications, our most mature application offering under the PlayJam brand, does, in fact, operate close to break even on a direct cost basis. We believe it is important to assess our products regularly and dedicate resources appropriately, which is a task that Jim has undertaken since his arrival.

Exhibit 99.2

Other applications may show losses from time to time depending upon the stage of development and deployment. On a non-GAAP basis, our adjusted EBITDA before unusual items improved by seven percent to a loss of $4.1 million for the quarter ended June 30, 2004, compared to a loss of $4.4 million for the quarter ended June 30, 2003. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA removes the effects of amortization of intangible assets, amortization of share-based compensation, other income, and minority interests. We presented adjusted EBITDA before unusual items because we believe these unusual items incurred outside the ordinary course, and we believe it is appropriate to bring these items to investors’ attention consistent with the way we look at the financial aspects of our business.

For the quarter ended June 30, 2004, these unusual items included $4.6 million that resulted for an amendment of the NASCAR production agreement. This amendment mitigated our estimated loss position on that contract, which had been accrued by ACTV prior to our acquisition of ACTV. In addition, we also removed the effects of a net credit of a half million dollars for restructuring costs that have been previously accrued. On a comparative basis, for the quarter ended June 30, 2003, we recorded a net credit of $1.2 million as a result of amending an agreement with BSkyB relating to bandwidth charges.

We have provided a reconciliation of adjusted EBITDA before unusual items to net loss as a GAAP measure in our earnings release. We ended the quarter with cash and cash equivalents and marketable debt securities of $57 million down from $65.5 million as of the end of March 2004, due primarily to cash used to fund operations.

At June 30, 2004, two large customers were late in submitting payments to us that were due prior to quarter end. One of those customers paid us all that was owed, which amounted to $2.7 million in July of 2004, with the other customer making two payments or approximately $1.3 million as part of a structured settlement agreement. We will receive the final payment in the next several weeks, totaling $2 million payments under that settlement when the final payment has been received.

We also continue to hold $6.9 million in escrow from our BettingCorp acquisition that will be released from escrow upon sale of the BettingCorp shares that are in the process of being registered with the SEC. As of June 30, 2004, we had 392 employees up from 379 at the end of March 2004.

With that, I now turn the conversation back to Jim.

Jim Chiddix: Thank you, Rich. I am pleased by the financial results from this quarter with revenues up by 21 percent over the same quarter in 2003, and expenses on budget. I continue to be impressed by the quality of the employees here at OpenTV and we’re actually hiring more engineers. We’re doing that in order to add features to our middleware product in particular. For example, we’re adding to the PVR features that we provide some of our customers, where our software actually operates the hard drive and

Exhibit 99.2

the set top box. And our next generation PVR software release will support the time shifting, not just the video programming, but also the interactive features that go with that programming, something, I think that will be unique to OpenTV’s product.

We’re also extending our middleware into the area of video over DSL, so that we can support a whole new family of potential customers. This involves adding DSL signaling and other capabilities to our basic middleware and will allow our whole library of applications, and applications built by others, to our middleware platform to run on these DSL systems.

I’m impressed by the technologies that our company has. We’ve got a stable, mature set of middleware products and we continue to develop application products, primarily in the fields of advertising, games and gaming. We’re continuing to refine our business strategy and we’re building on a solid technology and customer base.

Our middleware is a profitable business. It enjoys great economies of scale and all of that improves as we continue to gain customers. Our existing customers are also continuing to deploy boxes, using our technology, in many cases that results in ongoing revenues.

Advertising is the growth area that has the most potential of any that we’re now pursuing. As our customers, the network operators, move to addressable and targeted advertising models they will need new kinds of technologies and we have and are developing many of those technologies.

I’d like to talk about the status of a variety of specific areas of our business. This last quarter, we announced – we actually signed a deal with Sky Italia, the largest pay TV operator in Italy. The significance of that was certainly in adding a large customer. It was certainly that we added another operator that’s a member of the News Corp family. But particularly significant to me is the fact that they had another choice, which was a middleware product from NDS, which is also controlled by News Corp. The fact that they chose OpenTV’s middleware, I think, speaks very highly of their perception of the quality of our product.

We had previously announced deployment of our technology at FOXTEL in Australia. Their business is growing rapidly as they convert from analog to digital. We understand that there are now over 400,000 digital subscribers on their system using our technology. The response to their digital network has been outstanding and they’ve been able to use interactivity as one of the hallmarks that differentiates their digital product from their analog product.

So there are several applications which we wrote for them, which again, write on top of our middleware platform there, which allows our customers to experience what essentially feels like news on demand on their news active product, and what gives customers access to a variety of camera angles, and an instant replay highlights loop on their sports active application.

Exhibit 99.2

We announced this quarter a deal with QVC and our development of a service which would allow customers to use their remote control to purchase merchandise off the QVC channel which is going very well. We expect to launch that capability with Charter Cable during the fall of 2004.

This quarter, we signed a development agreement with Disney regarding various possible interactive projects. That was done in conjunction with a settlement of some past litigation issues with Disney. We look forward to proceeding to develop value for Disney and for ourselves under that agreement. We also hope this template will result in other companies similarly licensing our intellectual property.

We continue to have positive meetings with Comcast about extending our SpotOn product to additional markets. SpotOn has undergone a trial in Aurora, Colorado and we’re very optimistic about its growth within Comcast, and hopefully with other MSOs as well.

Advertising is an enormously important revenue source for cable operators. It contributes significant revenue and even more significant, free cash flow. So operators are eager to find growth in that area and SpotOn addressable advertising is one major potential vehicle for that growth.

Our BettingCorp business has signed a number of deals with hotel pay TV operators this quarter, notably On Command, Quadriga and Ascentic. Under these agreements, we are helping those operators to launch games and, where legal, gaming in their hotel rooms. This depends in particular on the back end systems that our BettingCorp subsidiary has developed.

Our customer EchoStar recently announced that they are launching a multiple picture-in-picture application in conjunction with the Olympics. This allows their viewers to monitor five events simultaneously with the sixth video window showing the highlights. This is all on the same television channel. The customer is able to navigate from one window to another, expanding that window and switching to the audio associated with that programming.

The Echostar Olympic application is built on a base of OpenTV technology, and in fact, our engineers were involved in developing major parts of the application. It demonstrates some of the exciting interactive TV possibilities already being used internationally at BSkyB and at FOXTEL for the U.S. market with some new twists. And that’s an important step for us in the North America market.

U.S. cable is a potential very large customer for a variety of our technologies and services. There was an interesting article last week in the Wall Street Journal talking about the pressure that U.S. cable operators are experiencing from satellite operators. We are talking to most major U.S. cable operators about any of a variety of ways to work

Exhibit 99.2

together. We believe that we offer technologies, which would allow cable to differentiate itself advantageously as it competes with these other video delivery systems.

In closing, we’re very pleased with the current state of the business, with the team here at OpenTV, the technology, and of course, our customers. We’re working hard to develop new businesses. We will continue to invest in our future growth.